Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION
OF
THE ALLSTATE CORPORATION

The Allstate Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                      The name of the corporation is The Allstate Corporation.  The Allstate Corporation was originally incorporated under the same name.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 5, 1992.

2.                                      Pursuant Section 245 of the General Corporation Law of the State of Delaware, the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth without further amendment and without discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of such single instrument as hereinafter set forth.

3.                                      The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

ARTICLE FIRST

The name of the corporation is The Allstate Corporation.

ARTICLE SECOND

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares which the corporation shall have authority to issue shall be 2,025,000,000, divided into two classes, namely:  25,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), and 2,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote with respect to such matter without any class vote required by the General Corporation Law of the State of Delaware.

The designation, relative rights, preferences and limitations of the shares of each class, the authority of the board of directors of the corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, and the relative rights, preferences and limitations of each such series, shall be as follows:

1.                                      Preferred Stock.

(a)                                 The board of directors of the corporation is authorized, subject to the limitation prescribed by law and the provisions of this Section 1 of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series.  The authority of the board of directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

(i)                                     the number of shares constituting that series and the distinctive designation of that series;

(ii)                                  the dividend rate or rates on the shares of that series and/or the method of determining such rate or rates, whether dividends shall be cumulative, and if so, from which date or dates;

(iii)                               whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

(iv)                              whether the shares of that series shall be convertible into shares of stock of any other series or class, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

(v)                                 whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)                              the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(vii)                           the obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

(viii)                        any other relative rights, preferences and limitations of the Series.

(b)                                 Subject to the designations, relative rights, preferences and limitations provided pursuant to Subsection 1(a) of this Article FOURTH, each share of Preferred Stock of a series shall be of equal rank with each other share of Preferred Stock of such series.

2.                                      Common Stock.

(a)                                 Dividends.  Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the board of directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

(b)                                 Voting.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of the holders of shares of Common Stock of the corporation.

(c)                                  Liquidation.  The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary) in all assets of the corporation, if any, remaining after payment in full to the holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.  Neither the consolidation nor the merger of the corporation with or into any other corporation or corporations, nor a reorganization of the corporation alone, nor the sale or transfer by the corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the corporation for the purposes of this subparagraph (2)(c).

3.                                      General Provision with Respect to All Classes of Stock; Issuance of Stock.

Shares of capital stock of the corporation may be issued by the corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the board of directors and as shall be permitted by law.

ARTICLE FIFTH

The corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the power conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation.  The stockholders may adopt, amend or repeal bylaws of the corporation only upon the affirmative vote of the holders of not less than a majority of the total number of votes entitled to be cast generally in the election of directors.

ARTICLE SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.  Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

Special meetings of stockholders of the corporation, for any purpose or purposes, may be called only by (i) the Chairman of the board of directors of the corporation or (ii) the Secretary of the corporation upon the written request of the holders of record owning not less than 10% of all outstanding shares of common stock of the corporation, in accordance with the applicable requirements and procedures of the bylaws of the corporation.  Each special meeting shall be held at such date, time and place as may be stated in the written notice of the special meeting.

No director may be removed, with or without cause, by the stockholders except by the affirmative vote of holders of not less than a majority of the total number of votes entitled to be cast at an election of such director; provided, however, that, whenever the holders of any class or series of Preferred Stock issued pursuant to ARTICLE FOURTH, Section 1 hereof, are entitled, by the terms of such class or series of Preferred Stock, voting separately by class or series to elect one or more directors, the provisions of the preceding clause of this sentence shall not apply with respect to such directors if the terms of such class or series of Preferred Stock expressly provide otherwise.

ARTICLE EIGHTH

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINTH

The corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TENTH

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.”

ARTICLE ELEVENTH

1.             Written Consent.  Certain actions required or permitted to be taken by the stockholders of the corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of the corporation (a “Consent”), but only if such action is taken in accordance with the provisions of this Article ELEVENTH or by the holders of any class or series of Preferred Stock issued pursuant to ARTICLE FOURTH, Section 1 hereof if the terms of such class or series of Preferred Stock expressly provide for such action by Consent.

2.             Request for Record Date.  The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the board of directors of the corporation or as otherwise established under this Article ELEVENTH.  Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the secretary of the corporation and delivered to the principal executive offices of the corporation and signed by holders of record owning not less than 10% of all outstanding shares of common stock of the corporation, as determined in accordance with the applicable requirements of the bylaws of the corporation, who shall continue to own not less than 10% of all outstanding shares of common stock of the corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”).  The Request must contain the information set forth in Section 3 of this Article ELEVENTH.  By the later of (i) twenty days after delivery of a valid Request and (ii) five days after delivery of any information requested by the corporation pursuant to Section 3 of this Article ELEVENTH, the board of directors of the corporation shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article ELEVENTH and, if appropriate, adopt a resolution fixing the record date for such purpose.  The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors of the corporation and shall not precede the date such resolution is adopted.  If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article ELEVENTH or if such no determination shall have been made by the date required by this Article ELEVENTH, and in either event no record date has been fixed by the board of directors of the corporation, the record date shall be the day on which the first signed Consent is delivered to the corporation in the manner described in Section 7 of this Article ELEVENTH; except that, if prior action by the board of directors of the corporation is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the board of directors of the corporation adopts the resolution taking such prior action.

3.             Request Requirements.  Any Request (a) must be delivered by the holders of record owning not less than 10% of all outstanding shares of common stock of the corporation, as determined in accordance with applicable requirements of the bylaws of the corporation (with evidence of such ownership attached), who shall continue to own not less than 10% of all outstanding shares of common stock of the corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (b) must describe the action proposed to be authorized or taken by Consent; and (c) must contain (i) such other information and representations, to the extent applicable, then required by the corporation’s bylaws as though each stockholder submitting such Request was submitting a notice of a nomination for election to the board of directors or of other business to be brought before a meeting of stockholders, other than as permitted to be included in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the bylaws of the corporation), and (iii) the agreement of the requesting stockholders required by the bylaws of the corporation.  The board of directors of the corporation may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request.  Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the corporation’s bylaws with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.

4.             Actions Which May Be Authorized or Taken by Written Consent. Stockholders are not entitled to authorize or take action by Consent if (a) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) an identical or substantially similar item of business, as determined by the board of directors of the corporation in its reasonable determination, which determination shall be conclusive and binding on the corporation and its stockholders (a “Similar Item”), is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that has been called to be held on a date within 90 days after the receipt by the corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (c) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.

5.             Manner of Consent Solicitation.  Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of common stock of the corporation.

6.             Date of Consent.  Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section 7 of this Article ELEVENTH, Consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the corporation.

7.             Delivery of Consents.  Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request.  Consents must be delivered to the corporation’s registered office in the State of Delaware or its principal place of business.  Delivery must be made by hand or by certified or registered mail, return receipt requested.  The secretary of the corporation, or such other officer of the corporation as the board of directors of the corporation may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the secretary of the corporation or

Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the board of directors, the secretary of the corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the board of directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the secretary of the corporation or Other Officer, as the case may be, under this Article ELEVENTH.  If after such investigation the secretary of the corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the corporation and the Consents shall be filed in such records.  In conducting the investigation required by this Section, the secretary of the corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

8.             Effectiveness of Consent.  No action may be authorized or taken by the stockholders by Consent except in accordance with this Article ELEVENTH.  If the board of directors of the corporation shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article ELEVENTH, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article ELEVENTH, then the board of directors of the corporation shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law.  No Consent shall be effective until such date as the secretary of the corporation, Other Officer, or the Inspectors, as the case may be, certify to the corporation that the Consents delivered to the corporation in accordance with Section 7 of this Article represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this certificate of incorporation.

9.             Challenge to Validity of Consent.  Nothing contained in this Article ELEVENTH shall in any way be construed to suggest or imply that the board of directors of the corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the secretary of the corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

10.          Board-Solicited Stockholder Action by Written Consent.  Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article ELEVENTH shall apply to any solicitation of stockholder action by written consent by or at the direction of the board of directors of the corporation and (b) the board of directors of the corporation shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its Secretary on this 23rd day of May, 2012.

THE ALLSTATE CORPORATION

/s/ Mary J. McGinn
By:	Mary J. McGinn
Its:	Secretary